Exhibit 10.10
HEALTHSPRING, INC.
RESTRICTED SHARE AGREEMENT
(MSPP)
     THIS RESTRICTED SHARE AGREEMENT (this “Agreement”) is made and entered into as of the ______ day of ____________, 2009 (the “Grant Date”), between HealthSpring, Inc., a Delaware corporation (the “Company”), and __________________, (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the HealthSpring, Inc. Amended and Restated 2008 Management Stock Purchase Plan (the “Plan”).
     WHEREAS, the Company has adopted the Plan, which allows Participants to receive restricted shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) in lieu of a specified percentage of their Annual Bonus; and
     WHEREAS, pursuant to the Plan, the Grantee has elected to receive, in lieu of a portion of Grantee’s Annual Bonus, the number of restricted shares as provided herein;
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Grant of Restricted Shares.
          (a) The Company hereby grants to the Grantee an award (the “Award”) of ____________ shares of Common Stock of the Company (the “Shares” or the “Restricted Shares”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.
          (b) The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with Sections 2 and 3 hereof.
     2. Restricted Period; Terms and Rights as a Stockholder.
          (a) Except as provided herein and subject to such other exceptions as may be determined by the Committee in its discretion, the “Restricted Period” for one hundred percent (100%) of the Restricted Shares granted herein shall expire on the second anniversary of the Grant Date if and only if the Grantee has been continuously employed by the Company or any of its Subsidiaries from the date of this Agreement through and including such date.
          (b) The Restricted Period shall automatically terminate as to all Restricted Shares awarded hereunder (other than any Restricted Shares that have been previously forfeited) upon (i) the termination of the Grantee’s employment from the Company or a Subsidiary which results from the Grantee’s death or Disability or (ii) a Change in Control.

          (c) If, during the Restricted Period, the Grantee’s employment is terminated either (i) by the Company or a Subsidiary for Cause, or (ii) by the Grantee for any reason other than Retirement, any Restricted Shares as to which the applicable Restricted Period has not expired shall be forfeited, and all rights of the Grantee to such Shares shall terminate, without further obligation on the part of the Company except as provided herein;
          (d) If, during the Restricted Period, the Grantee’s employment is terminated either (i) by the Company without Cause, or (ii) by the Grantee due to Retirement, any Restricted Shares as to which the applicable Restricted Period has not expired shall be forfeited, and all rights of the Grantee to such Shares shall terminate, without further obligation on the part of the Company except as provided herein;
          (e) The Grantee shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions:
               (i) the Grantee shall not be entitled to delivery of the stock certificate for any Shares until the expiration of the Restricted Period as to such Shares;
               (ii) none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period as to such Shares; and
Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Restricted Shares shall be subject to the same restrictions, terms and conditions as such Restricted Shares.
          (f) For purposes of this Agreement, “Change in Control” shall mean the “change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation” as set forth in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations, and “Disability” shall have the meaning set forth in Section 1.409A-3(i)(4) of the U.S. Treasury Regulations.
     3. Termination of Restrictions; Payment of Cash.
          (a) Following the termination of the Restricted Period, all restrictions set forth in this Agreement or in the Plan relating to the Restricted Shares shall lapse, and a stock certificate for the appropriate number of Shares, free of the restrictions and restrictive stock legend to the extent permitted by applicable law, shall, upon request, be delivered to the Grantee or the Grantee’s beneficiary or estate, as the case may be, pursuant to the terms of this Agreement.
          (b) In the event Grantee forfeits Restricted Shares under the circumstances provided in Section 2(c), Grantee shall have only an unfunded right to receive a cash payment from the Company’s general assets equal to the lesser of (i) the Fair Market Value of such Restricted Shares on the Grantee’s last day of employment or (ii) the aggregate Annual Bonus amounts foregone by the Grantee as a condition of receiving such Restricted Shares.
          (c) In the event Grantee forfeits Restricted Shares under the circumstances provided in Section 2(d), Grantee shall have only an unfunded right to receive a cash payment from the Company’s general assets equal to either (i) the Fair Market Value of such Restricted Shares on the Grantee’s last day of employment or (ii) the aggregate Annual Bonus amounts foregone by the Grantee as a condition of receiving such Restricted Shares, with the Committee to have the sole discretion as to which of such amounts shall be payable.
Any payments to be made to a Grantee pursuant to Sections 3(b) or (c) hereof shall be made by the Company within thirty days of Grantee’s termination of employment; provided, that in the event the receipt of amounts payable pursuant to this Section 3 within six months of the date of termination would cause Grantee to incur any additional tax under Section 409A of the Code, then payment of such amounts shall be delayed until the date that is six months following Grantee’s termination date.
     4. Delivery of Shares.
          (a) As of the date hereof, certificates representing the Restricted Shares shall be registered in the name of the Grantee and held by the Company or transferred to a custodian appointed by the Company for the account of the Grantee subject to the terms and conditions of the Plan and shall remain in the custody of the Company or such custodian until their delivery to the Grantee or Grantee’s beneficiary or estate as set forth in Sections 4(b) and (c) hereof or their forfeiture as set forth in Section 2 hereof.
          (b) Certificates representing Restricted Shares in respect of which the Restricted Period has lapsed pursuant to this Agreement shall be delivered to the Grantee upon request following the date on which the restrictions on such Restricted Shares lapse.
          (c) Certificates representing Restricted Shares in respect of which the Restricted Period lapsed upon the Grantee’s death shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the receipt of proof of the Grantee’s death satisfactory to the Company.
          (d) Each certificate representing Restricted Shares shall bear a legend in substantially the following form or substance:
THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE SECURITES ACT OF 1933 AND UNDER APPLICABLE BLUE SKY LAW OR UNLESS SUCH SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION THEREUNDER.

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING

FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE HEALTHSPRING, INC. 2008 MANAGEMENT STOCK PURCHASE PLAN (THE “PLAN”) AND THE RESTRICTED SHARE AGREEMENT (THE “AGREEMENT”) BETWEEN THE OWNER OF THE RESTRICTED SHARES REPRESENTED HEREBY AND HEALTHSPRING, INC. (THE “COMPANY”). THE RELEASE OF SUCH SHARES FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT AND ALL OTHER APPLICABLE POLICIES AND PROCEDURES OF THE COMPANY, COPIES OF WHICH ARE ON FILE AT THE COMPANY.
     5. Effect of Lapse of Restrictions. To the extent that the Restricted Period applicable to any Restricted Shares shall have lapsed, the Grantee may receive, hold, sell or otherwise dispose of such Shares free and clear of the restrictions imposed under the Plan and this Agreement upon compliance with applicable legal requirements.
     6. No Right to Continued Employment. This Agreement shall not be construed as giving Grantee the right to be retained in the employ of the Company or any Subsidiary or Affiliate, and, subject to the terms of any other contractual arrangement between the Grantee and the Company, the Company or any Subsidiary or Affiliate may at any time dismiss Grantee from employment, free from any liability or any claim under the Plan.
     7. Adjustments. The Committee shall make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Agreement in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principals in accordance with the Plan.
     8. Amendment to Agreement. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Agreement shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.
     9. Withholding of Taxes. If the Grantee makes an election under Section 83(b) of the Code with respect to the Restricted Shares, the grant made pursuant to this Agreement shall be conditioned upon the prompt payment to the Company of any applicable withholding obligations or withholding taxes by the Grantee (“Withholding Taxes”). Failure by the Grantee to pay such Withholding Taxes will render this Agreement and the award granted hereunder null and void ab initio and the Restricted Shares granted hereunder will be immediately cancelled. If the Grantee does not make an election under Section 83(b) of the Code with respect to the Award, upon the lapse of the Restricted Period with respect to any portion of Restricted Shares (or property distributed with respect thereto), the Company shall satisfy the required

Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer’s minimum statutory withholding with respect to Grantee and issue vested shares to the Grantee without restriction. The Company may satisfy the required Withholding Taxes by withholding from the Shares included in the award that number of whole shares necessary to satisfy such taxes as of the date the restrictions lapse with respect to such Shares based on the Fair Market Value of the Shares.
     10. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
     11. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Agreement shall remain in full force and effect.
     12. Notices. All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	HealthSpring, Inc. 9009 Carothers Parkway Suite 501 Franklin, Tennessee 37067 Attn: Corporate Secretary

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.
     13. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.
     14. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

     15. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.
     IN WITNESS WHEREOF, the parties have caused this Restricted Share Agreement to be duly executed effective as of the day and year first above written.

HEALTHSPRING, INC.

By:

GRANTEE: